Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of TransAtlantic Petroleum Ltd.

We consent to the use in the Registration Statement of TransAtlantic Petroleum Ltd. dated November 2, 2009 on Form S-8 of our Auditors’ Report dated March 31, 2009 on the consolidated balance sheets of TransAtlantic Petroleum Ltd. as at December 31, 2008 and 2007, and the consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2008 which is incorporated by reference herein.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada

November 2, 2009